THE SCOTT LAW FIRM, LTD.
                            470 Broadway, Suite 160
                              Bayonne, NJ  07002
                                (201) 800-4606
                             wscott@wscottlaw.com

June 15, 2012

To:  The Board Of Directors
Belmont Capital Management, Inc.
5914 N. 300 West
Fremont, IN  46737

Dear Board of Directors,

We have acted as your counsel in connection with the preparation and filing with the U. S. Securities and Exchange Commission, a Registration Statement on Form S-1, which includes the prospectus (the "Prospectus") that will be used to offer units of limited partnership interest (the "Units") of Bromwell Financial Fund, LP, a Delaware limited partnership, (the "Registrant").

We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm that the discussions under the caption "Federal Income Tax Aspects-Tax Opinion," "Summary-Federal Income Tax Aspects," "Risk Factors- Resignation of general partner may cause suspension of trading or taxation as a corporation," and "Risk Factors-You may be subject to back taxes and penalties," are our opinions. We also confirm that the Prospectus accurately summarizes all material aspects of the Federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Registrant.

As you instructed, this opinion extends to United States Tax law only and we have not conducted an analysis or opine on any state tax law that may be applicable to the offering or to the General Partner of any investor in the Registrant.

This opinion does not extend to or opine upon the legality of the sale of Units of the Registrant pursuant to Federal or state securities laws applicable to the offer and sale of securities.

We hereby consent to the filing of this opinion as an Exhibit to the Form S-1 Registration Statement to be filed by the General Partner on behalf of Bromwell Financial Fund, LP with the U. S. Securities and Exchange Commission and the states to be selected by the General Partner where the Units will be offered for sale and to all references to our tax opinion referred to in the Forms S-1 for the Registrant attributed to our firm.

Very truly yours,

/s/ William S. Scott

William S. Scott
For The Firm

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